As filed with the Securities and Exchange Commission on August 10, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
REDWOOD TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	68-0329422

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Belvedere Place, Suite 300
Mill Valley, California	94941

(Address of Principal Executive Offices)	(Zip Code)
2002 Redwood Trust, Inc. Incentive Plan

(Full title of the plan)
George E. Bull, III
Chairman of the Board and Chief Executive Officer
Redwood Trust, Inc..
One Belvedere Place, Suite 300
Mill Valley, CA 94941

(Name and address of agent for service)
(415) 389-7373

(Telephone number, including area code, of agent for service)
COPIES TO:
James J. Hanks, Jr., Esquire
Venable LLP
Two Hopkins Plaza, Suite 1800
Baltimore, MD 21201
(410) 244-7400
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to	Amount to be	offering price per share	aggregate offering price	Amount of
be registered	registered (1)	(2)	(2)	registration fee (2)
Common Stock	650,000 shares	$49.30	$32,045,000	$3,429

(1)	Also covers an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance under the Plan as a result of any future stock split, stock dividend or similar adjustment.

(2)	Determined on the basis of the average of the high and low prices of shares of common stock of the Registrant reported on the New York Stock Exchange on August 7, 2006, in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.

PART I
PART II
Item 3. Incorporation of Documents by Reference
Item 6. Indemnification of Directors and Officers
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 10.1
EXHIBIT 23.1
EXHIBIT 23.2

EXPLANATORY NOTE
     This Registration Statement on Form S-8 registers additional securities of the same class as other securities for which a Registration Statement on Form S-8 relating to the 2002 Redwood Trust, Inc. Incentive Plan (formerly known as the 2002 Redwood Trust, Inc. Incentive Stock Plan), as amended through May 11, 2006 (the “Plan”), of Redwood Trust, Inc., a Maryland corporation (the “Registrant”), is effective. Accordingly, pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference herein the contents of such Registration Statements on Form S-8, Registration Nos. 333-89300 and 333-116395, and hereby deems the contents thereof to be a part hereof, except as otherwise updated or modified by this Registration Statement.
     As permitted by Rule 429 under the Securities Act, the prospectus related to this Registration Statement also covers securities registered under Registration Nos. 333-89300 and 333-116395.
PART I
     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8.
PART II
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed with the Commission by the Registrant are incorporated herein by reference to the extent such documents are filed, not furnished: (a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005; (b) the Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006 and for the quarter ended June 30, 2006; (c) the Registrant’s Current Reports on Form 8-K filed on February 27, 2006, March 13, 2006, May 4, 2006, May 16, 2006 and August 3, 2006; and (d) the description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on January 7, 1998 (Registration No. 001-13759), including any amendment or report filed to update the description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 6. Indemnification of Directors and Officers.
     The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Registrant contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
     The charter of the Registrant requires it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director or officer of the Registrant and at the request of the Registrant, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any such capacity. The bylaws of the Registrant establish certain procedures for indemnification and advance of expenses pursuant to applicable law and the Registrant’s charter. The charter and bylaws also permit the Registrant to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or a predecessor of the Registrant.
     The MGCL requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case, a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.
     The Registrant has entered into indemnification agreements with its directors and certain officers, which generally require the Registrant to indemnify and to advance expenses to such directors and officers to the maximum extent that Maryland law permits a Maryland corporation to indemnify and to advance expenses to a director or officer of the corporation.
Item 8. Exhibits.
5.1	Opinion of Venable LLP (filed herewith).

10.1	2002 Incentive Plan (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Grant Thornton LLP (filed herewith).

23.3	Consent of Venable LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, State of California, on August 10, 2006.

REDWOOD TRUST, INC.

By:	/s/ GEORGE E. BULL, III

George E. Bull, III
(Chairman of the Board and
Chief Executive Officer)
POWER OF ATTORNEY
     We, the undersigned directors and officers of Redwood Trust, Inc., do hereby constitute and appoint George E. Bull, III, Douglas B. Hansen, and Harold F. Zagunis our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors, officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the U.S. Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorneys and agents shall do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	POSITION	DATE

/s/ GEORGE E. BULL, III	Chairman of the Board, Chief	August 10, 2006

George E. Bull, III	Executive Officer and Director
(Principal Executive Officer)

/s/ HAROLD F. ZAGUNIS	Vice President, Chief Financial Officer,	August 10, 2006

Harold F. Zagunis	Treasurer, and Secretary
(Principal Financial Officer)

/s/ RAYMOND S. JACKSON	Controller	August 10, 2006

Raymond S. Jackson	(Principal Accounting Officer)

/s/ DOUGLAS B. HANSEN	President and Director	August 10, 2006

Douglas B. Hansen

/s/ THOMAS C. BROWN	Director	August 10, 2006

Thomas C. Brown

/s/ MARIANN BYERWALTER	Director	August 10, 2006

Mariann Byerwalter

SIGNATURE	POSITION	DATE

/s/ RICHARD D. BAUM	Director	August 10, 2006

Richard D. Baum

/s/ GREG H. KUBICEK	Director	August 10, 2006

Greg H. Kubicek

/s/ GEORGANNE C. PROCTOR	Director	August 10, 2006

Georganne C. Proctor

/s/ CHARLES J. TOENISKOETTER	Director	August 10, 2006

Charles J. Toeniskoetter

/s/ DAVID L. TYLER	Director	August 10, 2006

David L. Tyler

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

5.1	Opinion of Venable LLP (filed herewith).
10.1	2002 Incentive Plan (filed herewith).
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).
23.2	Consent of Grant Thornton LLP (filed herewith).
23.3	Consent of Venable LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).